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                                                                  EXHIBIT 23.6

                     CONSENT OF COOPERS & LYBRAND L.L.P.

   We consent to the incorporation by reference in the registration statement of Loral Space & Communications Ltd. on Form S-4 for the issuance of common stock in connection with the acquisition of Orion Network Systems, Inc. of our report dated April 15, 1997, on our audits of the financial statements of Skynet Satellite Services as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, which report is included in the Loral Space & Communications Ltd. Form 8 K/A dated May 28, 1997. We also consent to the reference to our Firm under the caption "Experts."

                                 Coopers & Lybrand L.L.P.
New York, New York
February 13, 1998